Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

	Date of	Place of	Ownership
	Incorporation	Incorporation	%

CR Minerals Corporation	10-02-87	Colorado, U.S.A.	100
CR Kendall Corporation	03-24-88	Colorado, U.S.A.	100
CR Montana Corporation	04-23-90	Colorado, U.S.A.	100
CR Briggs Corporation	07-25-90	Colorado, U.S.A.	100
CR International Corporation	10-06-93	Colorado, U.S.A.	100
Canyon De Panama S.A.	04-15-94	Panama	100
Canyon Resources Venezuela C.A.	08-19-94	Venezuela	90
Canyon Resources Tanzania Limited	09-06-94	Tanzania	90
Judith Gold Corporation	12-04-63	Montana, U.S.A.	100
Acacia Gold Limited	10-04-04	Colorado, U.S.A.	51